Sub-Item 77O
Rule 10f-3 Transactions

DREYFUS PREMIER FIXED INCOME FUNDS –
DREYFUS PREMIER CORE BOND FUND

On May 12, 2006, Dreyfus Premier Core Bond Fund, a series of Dreyfus Premier Fixed Income Funds (the “Fund”) purchased $1,593,536 of a re-marketed corporate bond issued by Lincoln National Corporation at a purchase price of $99.60 per unit (the “Bonds”). The Bonds were purchased from Morgan Stanley, lead underwriter of an underwriting syndicate of which Mellon Financial Markets, LLC (“MFM”), an affiliate of the Fund, was a member. MFM received no benefit in connection with the transaction. Morgan Stanley received an underwriting spread of 10.04% per bond. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

ABN Amro Securities
BNP Paribas Group
BNY Capital Markets
Comerica Securities
Fifth Third Securities
Greenwich Capital Markets
HSBC Securities
Keybanc Capital Markets
Natcity Investments
Piper Jaffray & Co.
PNC Capital Markets
Raymond James & Associates
SG Americas Securities
Wells Fargo
Williams Capital Group

Accompanying this statement are materials presented to the Board of Trustees of Dreyfus Premier Core Bond Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on August 9, 2006.

TO:	The Board of Trustees of Dreyfus Premier Fixed Income Funds
- Dreyfus Premier Core Bond Fund
(the “Fund”)

FROM:	John B. Hammalian
Associate General Counsel

DATE:	July 26, 2006

SUBJECT:	Review of Affiliated Transactions for Compliance with Rule 10f-3
Procedures

************************************************************************ At the next Joint Board meeting scheduled to be held on August 9, 2006, you will be asked to review a transaction engaged in by the Fund to determine whether such transaction was effected consistent with the Fund’s Rule 10f-3 procedures. A copy of the procedures will be available at the meeting.

     The attached “Rule 10f-3 Transactions” review form, completed by the Fund’s portfolio manager, describes the transaction and attests to its compliance with various provisions of Rule 10f-3 and the procedures, including, among other things, that:

1.	the security was either registered under the Securities Act of 1933, a government security, an eligible municipal security, security sold in eligible Rule 144A offering, or a security sold in an eligible foreign offering;

2.	the security was purchased prior to the end of the first day on which any sale is made, at a price that is not more than the price paid by each other purchaser of the security in that offering;

3.	the security was offered pursuant to a firm commitment underwriting;

4.	the commission, spread or profit received or to be received by the principal underwriter is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of a similar security being sold during a comparable period of time; and

5.	the affiliated underwriter did not benefit directly or indirectly from the purchase.

The portfolio manager will be available at the meeting to discuss any questions you may have regarding the transaction.

DPCB
PROPOSED RESOLUTION

RESOLVED, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transaction.

Board Group VIII 4/1/06-6/30/06
Rule 10f-3 –Summary (Affiliated Underwriter)
Fund	Manager Firm	Are there	IF YES,	Total Value of	Primary
		applicable	Certification	Securities	Portfolio Manager
		transactions to	attached from	Purchased by fund
		report?	Manager that all	from Affiliated
			transactions are in	Underwriter
		If yes, detail	compliance with	(% of total net
		attached from	board-approved	assets)
		Manager	procedure

Money Market Funds

Dreyfus BASIC Money Market Fund, Inc.	Dreyfus	No			Bernard W. Kiernan

Dreyfus BASIC U.S. Government MM Fund	Dreyfus	No			Bernard W. Kiernan

Municipal Bond Fund

Dreyfus CA Intermediate Municipal Bond Fund	Dreyfus	No			Monica S. Wieboldt

Dreyfus CT Intermediate Municipal Bond Fund	Dreyfus	No			James Welch

Dreyfus MA Intermediate Municipal Bond Fund	Dreyfus	No			Scott Sprauer

Dreyfus NJ Intermediate Municipal Bond Fund	Dreyfus	No			Scott Sprauer

Dreyfus PA Intermediate Municipal Bond Fund	Dreyfus				Douglas J. Gaylor

Fixed Income Funds

Dreyfus Premier Core Bond	Dreyfus/Standish	Yes	X	0.24%	Kent Wosepka

Equity Funds

Dreyfus Premier Value Fund	Dreyfus/TBCAM	No			Brain C. Ferguson

Dreyfus Premier Core Bond

Reporting Period: 4/1/06-06/30/06
Total Net Assets: $671,479,500

Portfolio Manager: Kent Wosepka

Security Purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchase From	Expected Trade Date	Type of Security	Total Transaction (Shares/Per)	Purchase Price	Purchase Amount	Commissions/Spread as % of Offering Price
Lincoln National Corp.	534187AS8	Capital Security	Bank of America, Citigroup, Goldman Sachs, JP Morgan, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS, Wachovia Securities	Morgan Stanley	5/12/06	Corporate	1,600,000	99.60	1,593,536	10.04%
			Affiliated Underwriter	**Other Syndicate Members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of Issue Size Purchase by above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds Advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
					5/12/06	Baa2/A-/A-	800,000,000	0.20%	0.24%	2.50%
			MFM	ABN Amro, BNP Capital Markets, Comerica Securities, Fifth Third Securities, Greenwich Capital Markets, HSBC Securities, Keybanc Capital Markets, Natcity Investments, Piper Jaffray & Co, PNC Capital Markets, Raymond James & Associates, SG Americas Securities, Wells Fargo, Williams Capital Group	**Was Price Paid the Same as other Purchasers ?**	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of firm commitment?**	**Did Affiliated Underwriter benefit directly from purchase?**	**Was Commission Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?**
					Yes	Yes	Yes	No	Yes	Yes

Certification
The Adviser certifies that the above information is correct.
The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.
The Adviser has determined that the securities purchased are in accordance with Dreyfus Fund 10f-3 policies and procedures.
In reaching its determination, the Adviser considered all of the conditions as specified in the Dreyfus Fund 10f-3 policies and procedures.

SIGNED	/s/Kent Wosepka	Date	7/6/06